Principal Amount: $600,000.00 **Issue Date: March 15th 2020**

Purchase Price $565,000.00

PROMISSORY NOTE

FOR VALUE RECEIVED, Leafbuyer Technologies, Inc., an entity formed under the laws of the State of Nevada (hereinafter called "**Borrower**"), hereby promises to pay to the order of SRQBOBWHITE LLC (the "**Holder**") without demand, the sum of SIX HUNDRED THOUSAND DOLLARS ($600,000.00) ("**Principal Amount**"), plus all accrued interest, on or before December 1st 2020 (the "**Maturity Date**"), subject to acceleration as described below.

ARTICLE I
GENERAL PROVISIONS

1.1 Interest Rate. Interest on this Note shall be eight percent (8.0%) per annum, compounded monthly. Notwithstanding the foregoing, upon an Event of Default, interest shall thereafter accrue at the rate of twelve percent (12%) per annum, compounded monthly, until such default is cured.

1.2 Grace Period. There shall be a five-day grace period for any payments due under this Note.

1.3 Prepayment. The Borrower may prepay all sums due on this Note at any time without any penalty.

1.4 Late Charges. It is the obligation of Borrower to ensure that all payments are received by Holder on or before the Maturity Date. Borrower shall pay a late charge of five percent (5%) of the amount past due after the Maturity Date, which charge shall be assessed against all payments due pursuant to the terms of this Note. Borrower acknowledges and agrees that it would be extremely difficult or impracticable to fix the actual damages resulting from Borrower's failure to pay amounts when due, and therefore Borrower shall pay such late charges not as a penalty, but for the purpose of defraying the expenses incident to handling amounts past due. Such late charges represent the reasonable estimate of the loss that may be sustained by Holder due to the failure of Borrower to timely pay amounts due hereunder. In the event that Borrower issues a check to Holder for any payment due pursuant to the terms of this Note and the check is not honored by the Borrower's bank, then Borrower is required to pay all future payments only by United States currency, cashier's check, certified check, wire transfer, or money order.

1.5 Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to unpaid collection costs and late charges, then to interest, and then to principal.

ARTICLE II
EVENT OF DEFAULT

The occurrence of any of the following events of default ("**Event of Default**") occurring after the Issue Date of this Note shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay any sums due under this Note when due.

2.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect.

2.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein shall be false or misleading in any material respect as of the date made.

2.4 Liquidation. Any dissolution, liquidation or winding up by Borrower of a substantial portion of Borrower's business.

2.5 Cessation of Operations. Any cessation of operations by Borrower.

2.6 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with fifteen (15) days after written notice to the Borrower from the Holder.

2.7 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.8 Judgments. Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any of its property or other assets for more than $50,000.

2.9 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

ARTICLE III
MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) sent by electronic mail transmission, (ii) personally served, (iii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iv) delivered by reputable air courier service with charges prepaid, or (v) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the

first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, or (c) if sent by electronic mail transmission to the email address set out below, upon electronic confirmation of receipt (or if the date of such electronic confirmation of receipt is not a business day, upon the next business day), whichever shall first occur. The addresses for such communications shall be: Leafbuyer Technologies 6888 S Clinton Street Suite 301 Greenwood Village, Colorado 80112

3.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

3.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

3.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of Colorado or in the federal courts located in the State of Colorado, county of Denver. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit it to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

3.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note

from the Issue Date of this Note forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at Holder's election.

3.8 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Colorado, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

3.9 Duplicate Originals/Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Note and any signed agreement or instrument entered into in connection with this Note or other transactions contemplated herein, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall, to the full extent permitted by applicable law, be considered to have the same binding legal effect and be enforceable and admissible to the same extent as original handwritten signatures delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail delivery of a ".pdf" format data file to deliver a signature to this Note or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Note, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail delivery of a ".pdf" format data file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the Issue Date.

LEAFBUYER TECHNOLOGIES, INC.

By: ______________, Director
Name: Mark Breen
Title: Chief Operating Officer